Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), entered into as of September 11, 2016, confirms the following understandings and agreements between Weight Watchers International, Inc. (collectively with its subsidiaries, the “Company”) and James Chambers (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.	Resignation from Offices; Termination of Employment.

(a) You hereby confirm and the Company hereby acknowledges your resignation by mutual agreement, (i) effective as of the date hereof (the “Board Resignation Date”), from your positions as a member of the Board of Directors of the Company (the “Board”) and as a director of any of the Company’s affiliates, and (ii) effective as of September 30, 2016 (the “CEO Resignation Date”), from your positions as Chief Executive Officer of the Company and as an officer in any other capacity for the Company and its affiliates. Additionally, you and the Company hereby acknowledge and agree that your employment with the Company will terminate by mutual agreement effective as of the close of business on December 31, 2016.

(b) Subject to your execution and non-revocation of the Release of Claims attached as Exhibit A hereto as of the date hereof, the Company hereby agrees to continue your employment during the period commencing on the Board Resignation Date and ending on December 31, 2016 (the “Transition Period”) under the terms set forth in this paragraph 1(b), notwithstanding your resignation of positions and offices as provided in subparagraph (a) above. During the Transition Period, (i) you agree to remain employed with the Company as its Chief Executive Officer through the CEO Resignation Date (provided that the Board may direct you to limit the scope of your activities and actions as Chief Executive Officer during such period) and to immediately thereafter remain employed as Special Advisor, performing such duties as are assigned to you by the Office of the Chief Executive Officer (or any subsequently appointed Chief Executive Officer) and/or the Board, (ii) the Company will not terminate your employment other than for “Cause” (as defined in the Terms and Conditions for Employee Stock Awards governing your outstanding equity awards from the Company), (iii) the Company will continue to pay you your base salary at your current annualized rate of $1,053,700 through the CEO Resignation Date and the Company will then pay you a base salary at the rate of $10,000 per month for the period commencing on the day after the CEO Resignation Date through the end of the Transition Period, (iv) you will utilize (and not receive payment in respect of) your remaining vacation and any other paid time off days and (v) you shall continue to be entitled to participate in all employee benefit plans to which you are currently participating (to the extent such benefits continue to be offered to similarly situated Company employees), except that your outstanding equity awards will be treated as described in paragraph 2(b) below.

(c) Unless terminated earlier by the Company for Cause, your termination of employment with the Company shall be effective on the close of business on December 31, 2016 (such date, or such earlier date of termination for Cause, hereinafter referred to as the “Separation Date”), and from and after the Separation Date you will not represent yourself as being an employee, officer, agent or representative of the Company.

2.	Separation Payments.

(a) The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. In connection with your separation from employment with the Company, you will receive (i) any accrued but unpaid base salary through the Separation Date, to be paid on the next regularly scheduled payroll date immediately following the Separation Date, (ii) reimbursement for any properly submitted, but unreimbursed, business expenses incurred on or prior to the Separation Date and in accordance with the Company’s expense policy (to be eligible for such reimbursement, you must submit any such expenses within forty five (45) days of the Separation Date), and (iii) payment for any accrued but unused vacation time in accordance with the Company’s vacation policy. In addition, you will be entitled to receive vested benefits provided under any employee benefit plans maintained by the Company and in which you participate (excluding any employee benefit plan providing severance or similar benefits), in each case, in accordance with the terms of such plan and applicable law.

(b) All of your outstanding Company equity awards, including stock options, restricted stock units and performance stock units granted to you that are outstanding as of the date hereof (“Equity Awards”) will continue to vest in accordance with the terms of the relevant stock plans and equity award agreements until the Separation Date, at which point any of your then outstanding unvested Equity Awards will be forfeited, and the post-termination of employment exercise period applicable to your outstanding vested stock options pursuant to the applicable award agreements will be deemed to commence as of your Separation Date; provided, however, that your post-termination of employment “Noncompete Period” as defined under your Equity Award agreements will be deemed to commence as of the CEO Resignation Date. Except as described in the preceding sentence, your vested Equity Awards shall continue to be governed by the terms of the applicable equity plan, including the Weight Watchers International, Inc. 2004 Stock Incentive Plan, the Weight Watchers International, Inc. 2008 Stock Incentive Plan and the Weight Watchers International, Inc. 2014 Stock Incentive Plan (each as amended from time to time), and any other agreements executed thereunder and the Company’s corresponding Terms and Conditions for Employee Stock Awards and the Term Sheets for the same, as applicable, including without limitation, any restrictive covenants contained therein and applicable to such Equity Awards.

(c) Subject to (i) your employment during the Transition Period not being terminated for Cause, (ii) your continued compliance with the terms of this Agreement, (iii) your re-execution of the Release of Claims attached hereto as Exhibit A during the 21 day period immediately following the Separation Date (such re-executed Release of Claims, the “Bring-Down Release”), and (iv) the Bring-Down Release becoming effective in accordance with its terms on the Release Effective Date (as such term is defined in Exhibit A) applicable to such Bring-Down Release, the Company will provide you with the following payments and benefits (collectively, the “Consideration”):

(i) A lump sum payment in an amount equal to $2,107,400 (representing one (1) times your current base salary plus your target annual bonus) (i.e., $1,053,700 plus $1,053,700), to be paid within 30 days following the Release Effective Date applicable to the Bring-Down Release;

(ii) Provided you make the necessary election, payment for your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act during the twelve (12) month period following the Separation Date, or such shorter period of time if you obtain alternative health coverage from another employer; you agree to notify the Company of any such alternative health coverage promptly upon the commencement of such coverage; and

(iii) Reimbursement of your reasonable legal fees and expenses incurred in connection with your negotiation of this Agreement up to an amount equal to $15,000. Such reimbursement shall be made within thirty (30) days following the Release Effective Date applicable to the Bring-Down Release.

(d) You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are being made in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under your letter agreements with the Company dated December 6, 2012, May 8, 2013 and July 30, 2013, and any other alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company (other than claims for accrued and vested Equity Awards and benefits under an employee benefit, insurance, or pension plan of the Company (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

(e) You acknowledge that the Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as may be required by law.

3. Release and Waiver of Claims. In consideration of your rights and the Company’s commitments under paragraph 1(b), you hereby agree to execute the Release of Claims attached hereto as Exhibit A simultaneously with your execution of this Agreement. Additionally, as a condition of your right to receive the Consideration, you hereby agree to re-execute the Release of Claims attached hereto as Exhibit A as a Bring-Down Release (as described above) within 21 days following the Separation Date. In the event of your revocation of the Release of Claims executed on the date hereof or your failure to execute or your revocation of the Bring-Down Release, you will forfeit your rights to the payments and benefits described under paragraph 1(b) and to the Consideration, as applicable.

4. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit regarding any of the claims released herein against any of the Company. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties (as defined in Exhibit A) against whom you have filed such a complaint, charge, or lawsuit.

5. Affirmative Covenants.

(a) The parties agree that the Covenant Not to Compete, Confidentiality Information, No Raid, and Specific Performance provisions (regardless of how such clauses may be entitled) contained in the various Terms and Conditions for Employee Stock Awards applicable to any Equity Awards are incorporated as if fully set out herein.

(b) You shall refrain at all times after the Board Resignation Date from making any oral or written statements to third parties about the Company or any of its affiliates, or any of such entities’ officers, employees, agents, or representatives that are disparaging, slanderous, libelous, or defamatory. The Company shall direct its officers and directors to refrain at all times after the Board Resignation Date from making any oral or written statements to third parties about you that are disparaging, slanderous, libelous, or defamatory. The obligations under this paragraph 5(b) shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(c) Nothing in this Agreement or in the Release of Claims attached hereto shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You hereby confirm that you understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(d) Without limiting any other remedy available to the Company, in the event you breach any of the provisions of this paragraph 5, the Company’s obligations to provide you the Consideration shall cease.

6. Cooperation.

(a) You agree that you will provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. In consideration for your compliance with this paragraph, the Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company (including, if reasonably necessary in connection with your participation in a legal proceeding, reimbursement for counsel fees provided that such counsel is approved by the Company or otherwise provided by the Company). The Company agrees that any requests for cooperation shall take into account and accommodate your employment obligations following the Separation Date.

(b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request to the Company’s General Counsel and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7. Return of Property. You agree that you will promptly return to the Company all property belonging to the Company, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, and any beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided, however, that you will be permitted to keep your Company issued cell phone, iPad and laptop computer after the Company has removed all confidential information from such devices.

8. Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

9. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

10. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.

11. Entire Agreement. This Agreement and the Release of Claims attached hereto constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

12. 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph. To the extent that any reimbursement, fringe benefit, or other similar arrangement provided herein provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

13. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. IN THE EVENT THAT YOU OR THE COMPANY BREACHES ANY PROVISION OF THIS AGREEMENT, YOU AND THE COMPANY AFFIRM THAT EITHER MAY INSTITUTE AN ACTION TO SPECIFICALLY ENFORCE ANY TERM OF THIS AGREEMENT. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE RESOLUTION OF ANY DISPUTE REGARDING OR ARISING OUT OF THIS AGREEMENT. ANY CLAIM SHALL BE HEARD BY A JUDGE OF THAT COURT, WITHOUT A JURY. IF ANY PROVISION OF THIS AGREEMENT IS DECLARED ILLEGAL OR UNENFORCEABLE BY ANY COURT OF COMPETENT JURISDICTION, THE PARTIES AGREE THE COURT SHALL HAVE THE AUTHORITY TO MODIFY, ALTER OR CHANGE THE PROVISION(S) IN QUESTION TO MAKE THE AGREEMENT LEGAL AND ENFORCEABLE. IF THIS AGREEMENT CANNOT BE MODIFIED TO BE ENFORCEABLE, SUCH PROVISION SHALL IMMEDIATELY BECOME NULL AND VOID, LEAVING THE REMAINDER OF THIS AGREEMENT IN FULL FORCE AND EFFECT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	Chairman

/s/ James Chambers
James Chambers

EXHIBIT A

to

Separation Agreement

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Separation Agreement, dated September 11, 2016, and to which this Release is attached as an Exhibit (the “Separation Agreement”).

I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

For and in consideration of the foregoing, the payments and benefits described in the Separation Agreement, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company and its affiliates, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law, rule or regulation, or the common law, dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

I acknowledge and agree that as of the date of the execution of this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Separation Agreement, including any rights with respect to payment of amounts and provision of benefits under the Separation Agreement, (ii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement, or (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore I agree not to accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.

I represent and warrant that I have not previously filed any complaint, charge or lawsuit regarding any of the claims released herein against any of the Company Parties.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

•	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the payments and benefits described in the Separation Agreement, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that but for my execution of this Release, I would not be entitled to the payments and benefits described in the Separation Agreement;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•	Had or could have until twenty one days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company on or prior to the seventh (7th) calendar day following the execution of this Release. Provided that the Release of Claims is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and the Company will be released of any obligations under the Separation Agreement.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

THIS RELEASE SHALL BE GOVERNED AND CONFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE RESOLUTION OF ANY DISPUTE REGARDING OR ARISING OUT OF THIS RELEASE. ANY CLAIM SHALL BE HEARD BY A JUDGE OF THAT COURT, WITHOUT A JURY. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY ANY COURT OF COMPETENT JURISDICTION, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE OR, IF REQUESTED BY THE COMPANY, TO RETURN THE MONIES PAID PURSUANT TO THE SEPARATION AGREEMENT OR TO APPLY THE AMOUNTS RECEIVED UNDER THE SEPARATION AGREEMENT AS A SET-OFF TO ANY CLAIM OR RELIEF.

James Chambers
Dated:

11